PART II — INFORMATION REQUIRED IN OFFERING CIRCULAR

Preliminary Offering Circular (Subject to Completion)	Dated June 12, 2020

 FORWARDLY, INC.

Up to 150,000,000 Shares of Common Stock

MINIMUM INDIVIDUAL INVESTMENT: 100,000 Shares ($1,000)

This is a public offering of securities of Forwardly, Inc., a Nevada corporation (the “Company,” the “Issuer”, “we,” “our” and “us”). We are offering up to 150,000,000 shares of our common stock, par value $0.001 (“Common Stock”), at an Offering price of $0.10 per share for an Offering amount of up to $15,000,000 which we are authorized to raise in a 12-month period under Section 3(6) of the Securities Act of 1933, as amended (the “Securities Act”), for Tier 1 offerings (the “Offering”). There is no minimum Offering amount or escrow established and no minimum investment amount for investors. All subscription funds accepted by the Company will be immediately available for the Company’s use. See “Securities Being Offered” on page 22.

	Price to Public		Proceeds to Issuer (1)
Per Share	$0.10		$0.099
Maximum Offering Amount	$15,000,000	(2)	$14,950,000

(1)

There are no underwriting fees or commissions currently associated with this offering; however, the Company may engage sales associates after this Offering commences. Nonetheless, the Company expects to spend approximately $80,000 in expenses relating to this Offering, including legal, accounting, travel, printing and other misc. expenses, not including state filing fees.

The shares in the Offering will be sold through our executive officers and directors on a “best-efforts” basis. We may also engage sales agents licensed through the Financial Industry Regulatory Authority (“FINRA”) and pay such agents cash and/or stock-based compensation, which will be announced through a supplement to this Offering Circular. The sale of our shares of common stock will commence once the Offering statement of which this Offering Circularis a part (“Offering Statement”) is qualified by the Securities Exchange Commission (“SEC”) and continue for one year thereafter or until all shares have been sold, whichever occurs first. Notwithstanding, we may elect to extend this Offering for an additional 90 days or cancel or terminate it at any time.

Our common stock is quoted on the OTC Market’s Pink Market under the symbol “FORW” While our Common Stock has been on the Pink Market, there has been limited trading volume and the trading prices have been volatile. There is no guarantee that an active trading market will develop.

This Offering is being made pursuant to Tier 1 of Regulation A (Regulation A Plus), following the Form 1-A Offering Circular disclosure format for smaller reporting companies.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and, as such, may elect to comply with certain reduced reporting requirements for this Offering Circular and future filings after this Offering.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 3 for a discussion of certain risks that you should consider in connection with an investment in our Common Stock.

THE SEC DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

The date of this Offering Circular is June 12, 2020.

i

We are offering to sell, and seeking offers to buy, our shares of Common Stock only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

Unless otherwise indicated, data contained in this Offering Circular concerning the business of the Company are based on information from various public sources. Although we believe that these data are generally reliable, such information is inherently imprecise, and our estimates and expectations based on these data involve a number of assumptions and limitations. As a result, you are cautioned not to give undue weight to such data, estimates or expectations.

In this Offering Circular, unless the context indicates otherwise, references to “Forwardly,” “we,” the “Company,” the “Issuer” “our” and “us” refer to the activities of and the assets and liabilities of the business and operations of Forwardly, Inc.

ii

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

•	Our ability to effectively execute our business plan;

•	Our ability to manage our expansion, growth and operating expenses; and

•	Our ability to locate, close and integrate prospective acquisition targets.

Offering Circular Summary

This summary highlights some of the information in this Offering Circular. It is not complete and may not contain all of the information that you may want to consider. To understand this Offering fully, you should carefully read the entire Offering Circular, including the section entitled “Risk Factors,” before making a decision to invest in our securities. Unless otherwise noted or unless the context otherwise requires, the terms “we,” “us,” “our,” “FORW,” the “Company,” and “Forwardly” refer to Forwardly, Inc.

The Company

We are headquartered in Boulder City, Nevada and operate as a holding company dedicated to acquiring, managing and operating subsidiaries in the technology industry across the United States. We seek opportunities to acquire and grow businesses that possess strong brand values and that can generate long-term sustainable free cash flow and attractive returns to maximize value for all stakeholders. In addition, we recently formed a wholly-owned subsidiary in the State of Wyoming, Breathe Medical Devices, Inc., through which we intend to perform the Exclusive Distributor Agreement we entered into with Ligand Innovation Global for the sale of portable ventilator medical equipment, under the brand name LifeAir G1, throughout the United States, in perpetuity, subject to a right of Ligand Innovation Global to terminate the Exclusive distributor Agreement if we have not sold at least 1,000 portable ventilators within two years following United States Food and Drug Administration (“FDA”) approval of the ventilator equipment.

We were formed in Nevada on September 17, 2005, under the name FSBO Media Holdings, Inc.

On August 28, 2008, we merged with Guard Dog, Inc., a Nevada corporation, and changed our name to Guard Dog, Inc.

We recently completed a 1:8 reverse split and changed our name to Forwardly, Inc. FINRA announced the name change on January 14, 2019 and changed the symbol from GRDO to FORW on May 11, 2020.

We are authorized to issue 1,360,000,000 shares of common stock, 24,000,000 Series A preferred stock, 1,500,000 shares of Series B preferred stock, 5,000,000 shares of Series C preferred stock and 5,000,000 shares of Series D preferred stock. As of March 31, 2020, we had 269,073,696 common shares issued and outstanding following our 1:8 reverse stock split held by approximately 403 holders of record, and 521,413 issued and outstanding shares of Series A preferred stock, 1,500,000 issued and outstanding shares of Series B preferred stock, no shares of Series C preferred issued and outstanding and 300,000 shares of Series D preferred issued and outstanding. Our common stock is currently quoted on the OTC Market’s Pink Market under the symbol “FORW.”

Our executive offices are located at 1022 Nevada Highway, Boulder City NV 89005, and our telephone number is (702) 840-4433.

Business Overview

We are a holding company organized with a goal of investing, acquiring and managing a diversified portfolio of profitable, growth-oriented companies and serving as a distributor of various technology products.

The Offering

This Offering Circular relates to the Offering of up to 150,000,000 shares of our Common Stock. Shares will be sold for $0.10 per share, for total Offering proceeds of up to $15,000,000 if all offered shares are sold. There is no minimum offering amount and no provision to escrow or return investor funds if any minimum number of shares is not sold. There is no minimum investment amount established for investors. All funds raised by the Company from this Offering will be immediately available for the Company’s use.

The aggregate purchase price to be paid by any investor for the securities sold hereby cannot exceed 10% of the greater of the investor’s annual income or net worth (for entity investors, revenues or net assets for the investor’s most recently completed fiscal year are used instead). The foregoing limitation does not apply to “accredited investors” and non-natural investors.

Our shares of common stock in this Offering will be sold by our directors and executive officers. We may also elect to engage licensed broker-dealers. No sales agents have yet been engaged to sell shares. All shares will be offered on a “best-efforts” basis. Investors may be publicly solicited through investment websites, social media or otherwise.

This Offering will terminate at the earlier to occur of: (i) all shares offered hereby are sold, or (ii) one year from the date this Offering Circular is qualified with the SEC. Notwithstanding the foregoing, we may terminate or cancel this Offering at any time or extend this Offering by 90 days, in our sole discretion.

Proceeds from this Offering will be used generally (i) to acquire target companies that possess strong brand values and that can generate long-term sustainable free cash flow and attractive returns to maximize value for all stakeholders, (ii) for selling, general and administrative expenses relating to those acquisitions and (iii) for general working capital.

ABOUT THIS OFFERING CIRCULAR

We have prepared this Offering Circular to be filed with the SEC for our offering of securities. The Offering Circular includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular.

You should rely only on the information contained in this Offering Circular and its exhibits. We have not authorized any person to provide you with any information different from that contained in this Offering Circular. The information contained in this Offering Circular is complete and accurate only as of the date of this Offering Circular, regardless of the time of delivery of this Offering Circular or sale of our shares. This Offering Circular contains summaries of certain other documents, but reference is hereby made to the full text of the actual documents for complete information concerning the rights and obligations of the parties thereto. All documents relating to this Offering and related documents and agreements, if readily available to us, will be made available to a prospective investor or its representatives upon request.

TAX CONSIDERATIONS

No information contained herein, nor in any prior, contemporaneous or subsequent communication should be construed by a prospective investor as legal or tax advice. We are not providing any tax advice as to the acquisition, holding or disposition of the securities offered herein. In making an investment decision, investors are strongly encouraged to consult their own tax advisor to determine the U.S. Federal, state and any applicable foreign tax consequences relating to their investment in our securities. This written communication is not intended to be “written advice,” as defined in Circular 230 published by the U.S. Treasury Department.

Risk Factors

The following are risks associated with this Offering:

Risks Related to our Business

Since we have a limited operating history in our industry, it is difficult for potential investors to evaluate our business.

Our short operating history makes it difficult for potential investors to evaluate our business or prospective operations. As an early stage company, we are subject to all the risks inherent in the financing, expenditures, operations, complications and delays inherent in a new business. Accordingly, our business and success face risks from uncertainties faced by developing companies in a competitive environment. There can be no assurance that our efforts will be successful or that we will ultimately be able to attain profitability.

We may not be able to raise capital when needed, if at all, which would force us to delay, reduce or eliminate our acquisition of suitable target companies and could cause our business plan to fail.

We will need substantial additional funding to pursue our acquisition of companies and business units that meet our desired standards. There are no assurances that future funding will be available on favorable terms or at all. The failure to fund our operating and capital requirements could have a material adverse effect on our business, financial condition and results of operations. If we are unable to raise capital when needed or on attractive terms, we could be forced to delay, reduce or eliminate our acquisition strategy. Any of these events could significantly harm our business, financial condition and prospects.

We may acquire other assets or businesses, or form collaborations or make investments in other companies or technologies that could harm our operating results, dilute our stockholders' ownership, increase our debt or cause us to incur significant expense.

As part of our business strategy, we may pursue acquisitions of businesses and assets or enter into strategic alliances and collaborations, to initiate and then expand our operations. We may not identify or complete these transactions in a timely manner, on a cost-effective basis, or at all, and we may not realize the anticipated benefits of any such transaction, any of which could have a detrimental effect on our financial condition, results of operations and cash flows. We have limited experience with acquiring other companies and assets and limited experience with forming strategic alliances and collaborations. We may not be able to find suitable acquisition candidates, and if we make any acquisitions, we may not be able to integrate these acquisitions successfully into our existing business and we may incur additional debt or assume unknown or contingent liabilities in connection therewith. Integration of an acquired company or assets may also disrupt ongoing operations, require the hiring of additional personnel and the implementation of additional internal systems and infrastructure, especially the acquisition of commercial assets, and require management resources that would otherwise focus on developing our existing business. We may not be able to find suitable strategic alliance or collaboration partners or identify other investment opportunities, and we may experience losses related to any such investments.

To finance any acquisitions or collaborations, we may choose to issue debt or equity securities as consideration. Any such issuance of securities would dilute the ownership of our stockholders. If the price of our Common Stock is low or volatile, we may not be able to acquire other assets or companies or fund a transaction using our stock as consideration. Alternatively, it may be necessary for us to raise additional funds for acquisitions through public or private financings. Additional funds may not be available on terms that are favorable to us, or at all.

Our future success depends on our ability to retain our CEO and to attract, retain and motivate qualified personnel.

Our future business and results of operations depend in significant part upon the continued contributions of our CEO. If we lose his service or if he fails to perform in his current position, or if we are not able to attract and retain skilled personnel as needed, our business could suffer.

Because we do not have an audit or compensation committee, shareholders will have to rely on the entire Board of Directors to perform these functions.

We do not have an audit or compensation committee comprised of independent directors. Indeed, we do not have any audit or compensation committee. These functions are performed by the Board of Directors as a whole. Thus, there is a potential conflict in that board members who are also part of management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

We expect to face intense competition, often from companies with greater resources and experience than we have.

To acquire qualified companies, we are likely to face competition from companies that have substantially greater financial, technological, managerial and research and development resources and experience than we have. In addition, if we are successful in closing our acquisition of one or more target companies, these acquired companies are likely to face competition for their service and product offerings from large and well-established companies that have greater marketing and sales experience and capabilities than we have. If we are unable to compete successfully, we may be unable to grow, sustain our revenue or be successful in achieving our business plan.

Current global financial conditions have been characterized by increased volatility which could negatively impact our business, prospects, liquidity and financial condition.

Current global financial conditions and recent market events have been characterized by increased volatility and the resulting tightening of the credit and capital markets has reduced the amount of available liquidity and overall economic activity. We cannot guaranty that debt or equity financing, the ability to borrow funds or cash generated by operations will be available or sufficient to meet or satisfy our initiatives, objectives or requirements. Our inability to access sufficient amounts of capital on terms acceptable to us for our operations will negatively impact our business, prospects, liquidity and financial condition.

We are growing the size of our organization, and we may experience difficulties in managing any growth we may achieve.

As of the date of this Offering Circular, we have one full-time employee. As our acquisition plans proceed and development and commercialization plans and strategies develop, we expect to need additional development, managerial, operational, sales, marketing, financial, accounting, legal, and other resources. Future growth would impose significant added responsibilities on members of management. Our management may not be able to accommodate those added responsibilities, and our failure to do so could prevent us from effectively managing future growth, if any, and successfully growing our Company.

Our potential for rapid growth and our entry into new markets make it difficult for us to evaluate our current and future business prospects, and we may be unable to effectively manage any growth associated with these new markets, which may increase the risk of your investment and could harm our business, financial condition, results of operations and cash flow.

Our entry into new markets as we acquire new businesses may place a significant strain on our resources and increase demands on our executive management, personnel and systems, and our operational, administrative and financial resources may be inadequate. We may also not be able to effectively manage any expanded operations or achieve planned growth on a timely or profitable basis, particularly if the number of customers using our technology significantly increases or their demands and needs change as our business expands. If we are unable to manage expanded operations effectively, we may experience operating inefficiencies, the quality of our products and services could deteriorate, and our business and results of operations could be materially adversely affected.

If we are unable to develop and maintain our brand and reputation for our service and product offerings, our business and prospects could be materially harmed.

Our business and prospects depend, in part, on developing and then maintaining and strengthening our brand and reputation in the markets we will serve for the companies we acquire. If problems arise with our future products or services, our brand and reputation could be diminished. If we fail to develop, promote and maintain our brand and reputation successfully, our business and prospects could be materially harmed.

We may not maintain sufficient insurance coverage for the risks associated with our future business operations.

Risks associated with our prospective businesses and operations include, but are not limited to, claims for wrongful acts committed by our officers, directors, and other representatives, the loss of intellectual property rights, the loss of key personnel, risks posed by natural disasters and risks of lawsuits from customers who are injured from or dissatisfied with our services. Any of these risks may result in significant losses. We cannot provide any assurance that our insurance coverage will be sufficient to cover any losses that we may sustain, or that we will be able to successfully claim our losses under our insurance policies on a timely basis or at all. If we incur any loss not covered by our insurance policies, or the compensated amount is significantly less than our actual loss or is not timely paid, our business, financial condition and results of operations could be materially and adversely affected.

Any failure to protect our future intellectual property rights could impair our ability to protect our technology and our brand.

Our success depends in part on our ability to enforce our intellectual property and other proprietary rights of the companies we expect to acquire. We expect to rely upon a combination of trademark and trade secret laws, as well as license and other contractual provisions, to protect our intellectual property and other proprietary rights. These laws, procedures and restrictions provide only limited protection and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed or misappropriated. To the extent that our intellectual property and other proprietary rights are not adequately protected, third parties may gain access to our proprietary information, develop and market solutions similar to ours or use trademarks similar to ours, each of which could materially harm our business. The failure to adequately protect our intellectual property and other proprietary rights could have a material adverse effect on our business, financial condition and results of operations.

The impact of epidemics or pandemics may limit our future business both from the demand and supply sides. Our sale people may not be able to effectively engage with customers due to restrictions on travel, conferences and in-person meetings. Our supply chain may be impacted by production and distribution delays. Due to these factors we may limit future operations to reduce expenses until events support and allow normal business procedures.

Our future acquired businesses and/or operations and the businesses of our potential customers could be materially and adversely affected by the risks, or the public perception of the risks, related to a pandemic or other health crisis, such as the recent outbreak of the novel coronavirus (COVID-19).

The growth of the businesses we acquire may, in part, be reliant on the willingness of customers to invest in their products and solutions. The risk, or public perception of the risk, of a pandemic or media coverage of infectious diseases could cause customers to avoid purchases which would delay sales of those products and solutions.

Risks Related to our Common Stock

We are subject to the reporting requirements of OTC Markets which subjects us to potential increased costs.

We are a public reporting company in the United States under the Alternative Reporting Standard of the OTC Pink Market and, accordingly, must incur the costs of preparing and filing annual and quarterly reports, and other information with the OTC for our stockholders. Our expenses will be higher than they would be if we remained a privately held company.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

As a “shell company,” Rule 144” will not be initially available for our shareholders. In order to be eligible for Rule 144, we must meet the following criteria:

●	We have ceased to be a shell company;

●	We are subject to the reporting requirement of Section 13 or 15(d) of the Exchange Act;

●	We have filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K; and

●	At least one year has elapsed from the time that we filed current Form 10 type information with the SEC reflecting our status as an entity that is not a shell company.

We could issue “blank check” preferred stock without stockholder approval with the effect of diluting then current stockholder interests and impairing their voting rights, and provisions in our charter documents and under Nevada corporate law could discourage a takeover that stockholders may consider favorable.

Our Articles of Incorporation authorizes the issuance of up to 35,500,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our Board of Directors and that our Board of Directors is empowered, without stockholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of our Common Stockholders. Our Board has designated Series A, B, C and D preferred stock and has issued Series A, B and D preferred stock. The issuance of these series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control and is the basis on which our current CEO has voting control. Our Board of Directors could authorize and issue additional Series A, B, C or D preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company.

Our stock price may be volatile, which may result in losses to our stockholders.

The stock markets have experienced significant price and trading volume fluctuations, and the market prices of companies quoted on the OTC Markets’ Pink Market, where our shares of common stock is quoted, generally have been very volatile and have experienced sharp share-price and trading-volume changes. The trading price of our Common Stock is likely to be volatile and could fluctuate widely in response to many of the following factors, some of which are beyond our control:

●	variations in our operating results;

●	changes in expectations of our future financial performance, including financial estimates by securities analysts and investors;

●	changes in operating and stock price performance of other companies in our industry;

●	additions or departures of key personnel; and

●	future sales of our Common Stock.

Domestic and international stock markets often experience significant price and volume fluctuations. These fluctuations, as well as general economic and political conditions unrelated to our performance, may adversely affect the price of our Common Stock. In particular, following initial public offerings, the market prices for stocks of companies often reach levels that bear no established relationship to the operating performance of these companies. These market prices are generally not sustainable and could vary widely. In the past, following periods of volatility in the market price of a public company’s securities, securities class action litigation has often been initiated.

Our common shares are thinly-traded, and in the future, may continue to be thinly-traded, and you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate such shares.

We cannot predict the extent to which an active public market for our Common Stock will develop or be sustained due to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors, and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our Common Stock will develop or be sustained, or that current trading levels will be sustained. You may be unable to sell your Common Stock at or above your purchase price if at all, which may result in substantial losses to you. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer that could better absorb those sales without adverse impact on its share price. Secondly, an investment in us is a speculative or “risky” investment due to our lack of revenues or profits to date. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer.

We do not anticipate paying any cash dividends.

We presently do not anticipate that we will pay any dividends on any of our capital stock in the foreseeable future. The payment of dividends, if any, would be contingent upon our revenues and earnings, if any, capital requirements, and general financial condition. The payment of any dividends will be within the discretion of our Board of Directors. We presently intend to retain all earnings, if any, to implement our business plan; accordingly, we do not anticipate the declaration of any dividends in the foreseeable future.

Our common stock may be subject to penny stock rules, which may make it more difficult for our stockholders to sell their common stock.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the SEC. Penny stocks generally are equity securities with a price of less than $5.00 per share. The penny stock rules require a broker-dealer, prior to a purchase or sale of a penny stock not otherwise exempt from the rules, to deliver to the customer a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

Certain of our executive officers, directors and large stockholders own a significant percentage of our outstanding capital stock. Accordingly, our directors and executive officers have significant influence over our affairs due to their substantial ownership coupled with their positions on our management team and have substantial voting power to approve matters requiring the approval of our stockholders. For example, these stockholders may be able to control elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This concentration of ownership may prevent or discourage unsolicited acquisition proposals or offers for our Common Stock that some of our stockholders may believe is in their best interest.

The offering price of our shares has been arbitrarily determined.

Our management has determined the price of the shares offered by the Company. The price of the shares we are offering was arbitrarily determined based upon the current market value, illiquidity and volatility of our Common Stock, our current financial condition and the prospects for our future cash flows and earnings, and market and economic conditions at the time of the offering. The offering price for the common stock sold in this Offering may be more or less than the fair market value for our Common Stock.

Risks Related to Our Financial Position and Capital Needs

We have incurred significant losses since our inception and anticipate that we will continue to incur losses in the future.

We historically have incurred net losses. In the three months ended March 31, 2020, and years ended December 31, 2019, and December 31, 2018, we sustained net loss of approximately $126,015, $277,770 and $$84,770, respectively. At March 31, 2020 and December 31, 2019, we had an accumulated deficit of approximately $2,649,519 and $2,523,504, respectively.

To become profitable, we will need to generate revenues to offset our operating costs, including our general and administrative expenses. We may not achieve or, if achieved, sustain our revenue or profit objectives, and our losses may increase in the future, and, ultimately, we may have to cease operations.

To generate revenues, we must successfully acquire and integrate target companies and successfully develop and commercialize them. Our business plan is predicated on commercializing our products in collaboration with others. Even if our proposed products are commercially introduced, they may never achieve market acceptance and we may never generate significant revenues or achieve profitability.

The ability to successfully resolve these factors raises substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that may result from the outcome of these uncertainties.

Raising additional capital may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights to product candidates.

Until we can generate substantial revenues from product sales of companies we expect to acquire, we expect to seek additional capital through a combination of private and public equity offerings, debt financings, strategic collaborations, alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interests of existing stockholders will be diluted, and the terms may include liquidation or other preferences that adversely affect the rights of existing stockholders. Debt financing, if available, may involve agreements that include liens or other restrictive covenants limiting our ability to take important actions, such as incurring additional debt, making capital expenditures or declaring dividends, or issuing warrants that if exercised could be dilutive to our stockholders. If we raise additional funds through strategic collaborations and alliances, we may have to relinquish valuable rights to future product candidates. If we are unable to raise additional funds through equity or debt financing when needed, we may be required to delay, limit, reduce or terminate our acquisition of target companies or product development or commercialization efforts of those that we have acquired and that may require additional financing to develop and market their products.

There are special risks for investors who acquire more than 20% of our equity.

Investors who acquire more than 20% of our shares of common stock may be subject to the “Bad Actor” provisions of Rule 262 of Regulation A. If such Investors have been subject to certain "disqualifying events" (as defined by the SEC), they are required to either (i) disclose such events to other investors (if they occurred before June 19, 2015); or (ii) own less than 20% of our voting stock (if they occurred after June 19, 2015), and (iii) not participate in management or fund raising for us. Disqualifying events are broadly defined to include such things as criminal convictions, citations, cease and desist or other final orders issued by a court, state or federal regulatory agency related to financial matters, Investors, securities violations, fraud, or misrepresentation.

Investors or other covered persons who do not wish to be subject to this requirement should: (i) acquire less than 20% of our shares of common stock, and (ii) abstain from participating in management or fund raising for the Company. Covered persons have a continuing obligation to disclose disqualifying events both: (i) at the time they are admitted to the Company, and (ii) when such disqualifying event occurs (if later), for so long as they are participating in the Company. Failure to do so may cause the Company to lose its Regulation A securities exemption.

Investors could lose their entire investment.

Prospective investors should be aware that if we are not successful in our acquisition strategy, their entire investment in us could become worthless. Even if we are successful in our programs there can be no assurance that investors will derive a profit from their investment.

Management has substantial discretion in our application of proceeds of this Offering.

To accommodate changing circumstances, our Board of Directors may reallocate the proceeds of this Offering among the purposes specified in the section of the Offering Circular captioned "Use of Proceeds." Accordingly, our Board of Directors will have broad discretion in the application of the proceeds of this Offering.

Our Offering does not require a minimum amount to be raised. As a result, we may not be able to raise enough funds to fully implement our business plan and our investors may lose their entire investment.

This Offering is being sold by executive of the Company and does not require a minimum amount to be raised. If we are not able to raise sufficient funds, we may not be able to fund our operations as planned, and our growth opportunities may be materially adversely affected. This could increase the likelihood that an investor may lose their entire investment.

Risks Related to Ownership of Our Securities

The market price of our Common Stock may fluctuate, and you could lose all or part of your investment.

The price of our Common Stock may decline below the Offering price of the shares following this Offering. The stock market in general, and the market price of our Common Stock will likely be subject to fluctuation, whether due to, or irrespective of, our operating results, financial condition and prospects.

Our financial performance, our industry’s overall performance, changing consumer preferences, technologies, government regulatory action, tax laws and market conditions in general could have a significant impact on the future market price of our Common Stock. Some of the other factors that could negatively affect our share price or result in fluctuations in our share price include:

●	actual or anticipated variations in our periodic operating results;

●	increases in market interest rates that lead purchasers of our Common Stock to demand a higher investment return;

●	changes in earnings estimates;

●	changes in market valuations of similar companies;

●	actions or announcements by our competitors;

●	adverse market reaction to any increased indebtedness we may incur in the future;

●	additions or departures of key personnel;

●	actions by stockholders;

●	speculation in the media, online forums, or investment community; and

●	our intentions and ability to list our Common Stock on the NYSE MKT and our subsequent ability to maintain such listing.

You will experience immediate and substantial dilution as a result of this Offering.

You will incur immediate and substantial dilution as a result of this Offering. After giving effect to the sale by us of our shares of common stock in this Offering at an assumed public Offering price of $0.10 per share for aggregate gross proceeds of up to $15,000,000 and after deducting the estimated Offering expenses payable by us, investors in this Offering can expect an immediate dilution of $0.07 per share.

We do not know whether an active, liquid and orderly trading market will develop for our securities or what the market price of our securities will be and as a result it may be difficult for you to sell your shares of our Common Stock.

There is currently an illiquid market for our securities. The lack of an active market may impair your ability to sell those securities at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your securities. Further, an inactive market may also impair our ability to raise capital by selling securities and may impair our ability to enter into collaborations or acquire companies or products by using our securities as consideration.

If we do not meet the listing standards of a national securities exchange our investors’ ability to make transactions in our securities will be limited, and we will be subject to additional trading restrictions.

Our securities currently are traded over-the-counter on the OTC Pink Market and are not qualified to be listed on a national securities exchange, such as NASDAQ. Accordingly, we face significant material adverse consequences, including:

-	a limited availability of market quotations for our securities;

-	reduced liquidity with respect to our securities;

-	our shares of common stock are currently classified as “penny stock” which requires brokers trading in our shares of common stock to adhere to more stringent rules, resulting in a reduced level of trading activity in the secondary trading market for our shares of common stock;

-	a limited amount of news and analyst coverage for our company; and

-	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Since our Common Stock is traded on the OTCQB, our Common Stock is a covered security. Although the states are preempted from regulating the sale of our securities, the federal statute allows the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Further, if we were no longer traded over-the-counter, our Common Stock would not be a covered security and we would be subject to regulation in each state in which we offer our securities.

Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our securities will be your sole source of gain for the foreseeable future.

Some provisions of our charter documents and Nevada law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our articles of incorporation and bylaws that will become effective in connection with consummation of this offering, as well as provisions of Nevada law, could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if doing so would benefit our stockholders, or remove our current management. These include provisions that:

-	permit our Board of Directors to issue up to 35,500,000 shares of preferred stock, with any rights, preferences and privileges as it may designate;

-	provide that all vacancies on our Board of Directors, including as a result of newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

-	not provide for cumulative voting rights, thereby allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election;

-	provide that special meetings of our stockholders may be called by a majority of the Board of Directors; and

-	provide that our Board of Directors is expressly authorized to make, alter or repeal the bylaws.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our Board of Directors, who are responsible for appointing the members of our management. Any provision of our articles of incorporation or bylaws or Nevada law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Common Stock, and could also affect the price that some investors are willing to pay for our Common Stock.

USE OF PROCEEDS

The following table illustrates the amount of net proceeds we will receive on the sale of our shares in this Offering and the intended uses of such proceeds over an approximate 12 month period. It is possible that we may not raise the entire $15,000,000 in shares being offered through this Offering Circular. In such case, we will reallocate our use of proceeds as the Board of Directors deems to be in the best interests of the Company to effectuate our business plan. The intended use of proceeds are as follows:

	100%	75%	50%	25%
Gross Offering Proceeds	$15,000,000	$11,250,000	$7,500,000	$3,750,000
Offering Costs(1)	$$80,000	$80,000	$80,000	$80,000
Use of Net Proceeds:
Loan to Ligand Innovation Global	$5,000,000	$5,000,000	$5,000,000	$0
Selling, General and Administrative Expenses	$$300,000	$300,000	300,000	$300,000	s
Acquisitions	$8,420,000	2,830,000	$920,00	$2,170,000
Working Capital(2)	$1,200,000	1,200,000	$1,200,000	$1,200,000
Debt Reduction	$450,000	450,000	$450,000	$0

(1)	We expect to spend approximately $80,000 in expenses relating to this Offering, including legal, accounting, travel, printing and other miscellaneous costs.

Under the terms of the exclusive distributor agreement with Ligand Innovation Global, we have agreed to loan it $5,000,000 assuming we raise at least $7,500,000 in this Offering.

We use working capital to pay for miscellaneous and general operating expenses, as well as legal and accounting fees.

The allocation of the use of proceeds among the categories of anticipated expenditures represents management’s best estimates based on the current status of our proposed operations, plans, investment objectives, capital requirements, and financial conditions. Future events, including changes in economic or competitive conditions of our business plan or the completion of less than the total offering, may cause us to modify the above-described allocation of proceeds. Our use of proceeds may vary significantly in the event any of our assumptions prove inaccurate. We reserve the right to change the allocation of net proceeds from the Offering as unanticipated events or opportunities arise.

Dilution

Investors in this Offering will experience immediate dilution, as exampled below, from the sale of shares by the Company. If you invest in our shares, your interest will be diluted to the extent of the difference between the public Offering price per share of our Common Stock and the as adjusted net tangible book value per share of our capital stock after this offering. Net tangible book value per share represents our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Net tangible book value dilution per share of common stock to new investors represents the difference between the amount per share paid by purchasers in this Offering and the as adjusted net tangible book value per share of common stock immediately after completion of this Offering.

Our historical net tangible book value as of March 31, 2020, and December 31, 2019, was $(285,110) and $(159,095) or $(0.001) and $(0.001) per share of our Common Stock (based on net tangible book value as of that date and 269,073,696 post-split shares of common stock outstanding as of March 31, 2020 and December 31, 2019). Historical net tangible book value per share represents our total tangible assets less total liabilities divided by the post-split number of shares of our Common Stock outstanding. Pro forma as adjusted net tangible book value per share gives further effect to the issuance of 150,000,000 shares of our Common Stock at an assumed initial public Offering price of $0.10 per share and after deducting underwriting discounts and commissions and estimated Offering expenses payable by us. Our pro forma, as adjusted net tangible book value as of March 31, 2020 and December 31, 2019, would have been $14,714,890 and $14,840,905 or $.05 per share, respectively. This represents an immediate increase in pro forma net tangible book value of approximately $0.05 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $0.05 per share, respectively, to investors purchasing common stock in this Offering. The following table also shows the resulting dilution, assuming an initial public Offering price of $0.10 per share.

Price to the public charged for each share in this Offering	$0.10
Historical net tangible book value per share as of March 31, 2020 (1)	$(0.001)
Increase in net tangible book value per share attributable to new investors in this Offering	$0.0499
Pro forma, as adjusted net tangible book value per share, after this Offering	$0.03
Dilution per share to new investors	$0.07

(1)	Based on net tangible book value as of March 31, 2020 and December 31, 2019, of $(285,110) and $(159,005) and 269,073,696 post-split shares of our Common Stock outstanding as of March 31, 2020 and December 31, 2019.

The following table summarizes on an as adjusted basis as of March 31, 2020 and December 31, 2019, the difference between the number of shares of our Common Stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and by new investors, assuming an initial public Offering price of $0.10 per share and excluding estimated Offering expenses separately payable by us:

	Shares Purchased		Total Consideration		Average Price
	Number	Percentage	Amount	Percentage	Per Share
Assuming Shares Sold:
Existing stockholders	269,074,346	65%	$2,000,000	12%	$0.007
New Investors	150,000,000	35%	$15,000,000	88%	$0.10
Total	419,074,346	100%	$17,000,000	100%	$

The number of shares of our Common Stock outstanding excludes shares of our Common Stock issuable upon conversion of certain outstanding convertible notes. To the extent such convertible notes are hereafter exercised resulting in the issuance of additional shares of our Common Stock or shares convertible into Common Stock which are then converted, there will be further dilution to our investors.

PLAN OF DISTRIBUTION

Currently, we plan to have our directors and executive officers sell the shares in this Offering. They will receive no discounts or commissions. Our executive officers will deliver this Offering Circular to those persons who they believe might have interest in purchasing all or a part of this offering. We may generally solicit investors, including, but not limited to, the use of social media, newscasts, advertisements, roadshows and the like.

As of the date of this Offering Circular, we have not entered into any arrangements with any selling agents for the sale of the securities; however, may engage one or more selling agents to sell the securities in the future. If we elect to do so, we will file a supplement to this Offering Circular to identify them.

Our directors and officers will not register as broker-dealers under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the Offering of the issuer’s securities and not be deemed to be a broker-dealer. The conditions are that:

●	the person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation;

●	the person is not at the time of their participation an associated person of a broker-dealer; and

●	the person meets the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (i) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (ii) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and (iii) does not participate in selling and Offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (a)(4)(iii) of Rule 3a4-1 of the Exchange Act.

Our officers and directors are not statutorily disqualified, are not being compensated, and are not associated with a broker-dealer. They are and will continue to hold their positions as officers or directors following the completion of the Offering and have not been during the past 12 months and are currently not brokers or dealers or associated with brokers or dealers. They have not nor will they participate in the sale of securities of any issuer more than once every 12 months.

Our common stock is not now listed on any national securities exchange or the NASDAQ stock market. However, our stock is quoted on the OTC Market’s Pink Market under the symbol “FORW.” While our Common Stock is on the Pink Market, there has been limited trading volume. There is no guarantee that an active trading market will develop in our securities. Accordingly, our shares should be considered highly illiquid, which inhibits investors’ ability to resell their shares.

Upon this Offering Circular being qualified by the SEC, the Company may offer and sell shares from time to time until all of the shares registered are sold; however, this Offering will terminate one year from the qualification date of this amended Offering Circular, unless extended or terminated by the Company. The Company may terminate this Offering at any time and may also extend the Offering term by 90 days.

There can be no assurances that we will sell any or all of the securities. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. All shares will be offered on a “best efforts” basis.

All of the foregoing and following may affect the marketability of our securities. Should any fundamental change occur regarding the status or other matters concerning the selling shareholders or us, we will file an amendment to this Offering Circular disclosing such matters.

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

We are offering up to 150,000,000 shares of our Common Stock for $0.10 per share, for a total of up to $15,000,000 in gross offering proceeds, assuming all securities are sold. There is no minimum investment established for investors and no minimum Offering amount. We may sell significantly fewer shares of common stock than those offered hereby. All accepted subscription funds will be immediately available for our use. We may, in our sole discretion, choose to accept the cancelation of debt owed by us as consideration for shares of common stock offered hereby. Any shares of common stock sold for debt cancellation shall be subject to the same terms and conditions as other shares sold hereunder, including the purchase price for such shares.

All subscription agreements and checks are irrevocable until accepted or rejected by the Company and should be delivered to us at the address provided in the subscription agreement. A subscription agreement executed by a subscriber is not binding on us until it is accepted on our behalf by our CEO or by specific resolution of our Board of Directors. We may accept or reject any subscription, in whole or in part, in its sole discretion.

We will deliver stock certificates to the purchasers within five days from request by a shareholder; otherwise shareholders’ shares may be noted and held in our corporate shareholder register.

We may have to apply for “blue sky” registration in certain states. If applicable, the shares may not be offered or sold in certain jurisdictions unless they comply with the applicable securities laws of such jurisdictions by exemption, qualification or otherwise.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

We are headquartered in Boulder City, Nevada and operate as a holding company dedicated to acquiring and growing a diversified portfolio of profitable, growth-oriented companies.

Results of Operations

The following analysis on results of operations was based primarily on our financial statements, footnotes and related information for the periods identified below and should be read in conjunction with the unaudited financial statements and the notes to those statements for the three months ended March 31, 2020 and 2019, and the years ended December 31, 2019 and 2018, which are included elsewhere in this Offering Circular.

Results of operations for the years ended December 31, 2019 and December 31, 2018

Operating Expenses

Our operating expenses consist of professional fees, rent, travel and other general and administrative expenses incurred in operating our business. During the year ended December 31, 2019 we incurred $191,010 in professional fees, $1,584 in rent, $1,969 in travel and $28,269 in other general and administrative expenses compared to the year ended December 31, 2018 where we incurred $84,770 in general and administrative expenses.

Interest Expense

In the year ended December 31, 2019 we incurred $54,938 in interest expenses which includes amortization of debt discounts associated with the convertible debt entered into in 2019. We had no such expenses in 2018.

Net Loss

The net loss for the year ended December 31, 2019 was $277,770 compared to $84,770 for the year ended December 31, 2018. The net loss in each year was due to the expenses incurred as noted above.

Results of operations for the three months ended March 31, 2020 and March 31, 2019

Operating Expenses

Our operating expenses consist of professional fees, rent, travel and other general and administrative expenses incurred in operating our business. During the three months ended March 31, 2020 we incurred $80,375 in professional fees, and $3,500 in other general and administrative expenses compared to the three months ended March 31, 2019 where we incurred no operating expenses.

Interest Expense

In the three months ended March 31, 2020 we incurred $42,140 in interest expenses which includes amortization of debt discounts associated with the convertible debt entered into in 2019. We had no such expenses in 2019.

Net Loss

The net loss for the three months ended March 31, 2020 was $126,015 compared to $0 for the three months ended March 31, 2019. The net loss in the March 31, 2020 period was due to the expenses incurred as noted above.

Liquidity and Capital Resources

Since our inception, we have sustained operating losses and have used cash raised by issuing equity and debt securities. We expect to continue to operate with a net loss until we are able to acquire a growth-orientated company. During the three months ended March 31, 2020, and years ended December 31, 2019 and 2018, we used cash in operating activities of $9,900, $74,957 and $250, respectively, and incurred net losses of $126,015, $277,770 and $84,770, respectively.

Our existing liquidity is not sufficient to fund our operations, including professional fees, anticipated capital expenditures, working capital, and other financing requirements for the foreseeable future. We may require more financing than anticipated, especially if we experience downturns or cyclical fluctuations in our business that are more severe or longer than anticipated, or if we experience significant increases in our expense levels resulting from being a publicly-traded company.

The ability to successfully resolve these factors raises substantial doubt about the Company’s ability to continue as a going concern.

We require additional financing to continue to fund our operations and to pay existing and future liabilities and other obligations.

During the year ended December 31, 2019, we raised debt financing from the issuance of convertible notes of $300,000.

The following is a summary of our cash flows provided by (used in) operating, investing, and financing activities during the periods indicated:

Cash Flow Summary	Three Months ended March 31, 2020	Three Months ended March 31, 2019
Net Cash from Operating Activities	$(9,900)	$-
Net Cash from Financing Activities	-	-
Net Cash (Decrease) Increase	(9,900)	-
Cash at Beginning of Year	225,543	-
Cash at End of Year	$215,643	$-

Liquidity and Capital Resources

Since our inception, we have sustained operating losses and have used cash raised by issuing equity and debt securities. We expect to continue to operate with a net loss until we are able to acquire a growth-orientated company. During the years ended December 31, 2019 and 2018, we used cash in operating activities of $74,957 and $250, respectively, and incurred net losses of $277,770 and $84,770, respectively.

Our existing liquidity is not sufficient to fund our operations, including professional fees, anticipated capital expenditures, working capital, and other financing requirements for the foreseeable future. We may require more financing than anticipated, especially if we experience downturns or cyclical fluctuations in our business that are more severe or longer than anticipated, or if we experience significant increases in our expense levels resulting from being a publicly-traded company.

We require additional financing in order to continue to fund our operations and to pay existing and future liabilities and other obligations.

During the year ended December 31, 2019, we raised debt financing from the issuance of convertible notes of $300,000.

The following is a summary of our cash flows provided by (used in) operating, investing, and financing activities during the periods indicated:

Cash Flow Summary	Year ended December 31, 2019	Year ended December 31, 2018
Net Cash from Operating Activities	$(74,957)	$(250)
Net Cash from Financing Activities	300,500	-
Net Cash (Decrease) Increase	225,543	(250)
Cash at Beginning of Year	-	250
Cash at End of Year	$225,543	$-

Cash Flows from Operating Activities

During the three months ended March 31, 2020, our operating activities primarily consisted payments or accruals for directors and consultants for services and administration and the amortization of the debt discount, offset by our net loss.

Cash Flows from Financing Activities

During the years ended December 31, 2019 and 2018, our financing activities consisted of transactions in which we raised proceeds through the issuance of convertible and preferred stock.

OUR BUSINESS

We were incorporated on September 27, 2005 in the State of Nevada. We have undergone several name changes and changes of control since our incorporation; however, since approximately 2008 we have had no operations and only nominal assets. Our intent is to invest in, acquire and develop various businesses and to distribute technology products. We are actively pursuing investment, acquisition and development of target businesses and expect to secure an investment or acquisition in the near future. Because of management expertise and business alliances we expect to succeed in future ventures in growth industries with significant growth potential within the domestic U.S. and overseas markets.

We recently entered into an exclusive distributor agreement with Ligand Innovation Global for the sale of portable ventilator medical equipment, under the brand name LifeAir G1, throughout the United States, in perpetuity, subject to a right of Ligand Innovation Global to terminate the Exclusive distributor Agreement if we have not sold at least 1,000 portable ventilators within two years following FDA approval of those ventilators. Under the terms of the exclusive distributor agreement we will issue 2,000 shares of our Series D Preferred stock to Ligand Innovation Global upon its ventilators receiving FDA approval for commercial use and an option to purchase 10 million shares of our common stock for a 12 month exercise period upon such FDA approval as well as availability of the ventilators for sale by us. We expect the application by Ligand Innovation Global to the FDA to be filed concurrently with a similar application to Health Canada during August 2020 and be fast tracked under both FDA and Health Canada rules.

Under the terms of the exclusive distributor agreement with Ligand Innovation Global, we have agreed to loan it $5,000,000 assuming we raise the $15,000,000 in this Offering. We will receive a percentage of the sales price from Ligand Innovation Global for each ventilator that it sells, and we have the option to convert any of the unpaid principal and interest due on our loan to equity in Ligand Innovation Global at the lower of a $20,000,000 valuation of the Company or the most recent valuation for a debt or equity financing within 90 days of our notice to convert such unpaid principal and interest to equity.

Reports to Security Holders

Our common stock is traded on the OTC Pink Market. We file quarterly and annual reports in accordance with its Alternative Reporting Standard. Our OTC Pink Market filings are available to you at the OTC’s web site at www.otcmarkets.com.

Description of Property

We do not own any properties. We currently rent a virtual office through Opus Virtual Offices at a monthly cost of $99 on a month-to-month basis (“Company Headquarters”). We believe that the Company Headquarters is currently adequate for the purposes of our operations.

OTC Markets Considerations

The OTC Markets is separate and distinct from the NASDAQ stock market or other national exchange. NASDAQ has no business relationship with issuers of securities quoted on the OTC Markets. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Markets.

Although the NASDAQ and other national stock markets have rigorous listing standards to ensure the high quality of their issuers and can delist issuers for not meeting those standards; the OTC Pink Market has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application and is obligated to comply with keeping information about the issuer in its files.

Although we believe being listed on the OTC Markets increases liquidity for our stock, investors may have greater difficulty in having orders filled than if we were on NASDAQ or other exchanges. Investors’ orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively on OTC Markets as with exchange-listed securities. Also, because OTC Markets stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Markets securities. Investors do not have direct access to the quotation service. For OTC Markets securities, there only has to be one market maker.

DIRECTORS AND EXECUTIVE OFFICERS

The following persons are our executive officers and directors:

Name	Age	Position
George A. Sharp	60	Chief Executive Officer; President and Chairman
Leonard J. Harris	82	Director

George A. Sharp has been our Chairman, President and Chief Executive Officer since October 10, 2018. For the past 17 years Mr. Sharp has served as a consultant to companies in a variety of contexts, including software, assisting public companies with growth and regulatory compliance plans and being engaged in June 2017 by OTC Markets Group in their efforts to strengthen compliance requirements for companies listing on their platforms. On the basis of Mr. Sharp’s extensive experience with emerging public companies, we believe that he is qualified to serve as a member of our Board of Directors.

Leonard J. Harris has been a member of our Board of Directors since October 7, 2018. Since August 2017 Leonard J. Harris has been President of Lionheart Exploration, Inc. and from August 2005 to July 2017 he was President of Anglo-Canadian Uranium, Inc. Prior to that, Mr. Harris served as director and CEO of a number of TSX listed companies in which he was responsible for their growth, including acquisitions, financings and financial reporting. Mr. Harris also served previously for 20 years in the financial services industry as a registered broker, principally with Jones Gable & Co., where he assisted companies with many public and private financings. We believe that the broad business experience of Mr. Harris, including his experience with the daily operations of public companies as well as with the challenges of growing companies, makes him qualified to be a member of our Board of Directors.

Family Relationships

There are no family relationships among the members of our Board or our executive officers.

Composition of the Board

In accordance with our articles of incorporation, our Board is elected annually as a single class.

Director Independence

The Board has determined that Leonard J. Harris is independent as the term “independent” is defined by NASDAQ Rule 5605.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Related Party Transactions” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Communications with our Board of Directors

Our stockholders may send correspondence to our Board of Directors, c/o the President at 1022 Nevada Highway, Boulder City NV 89005. Our President will forward stockholder communications to our Board of Directors prior to the board’s next regularly scheduled meeting following the receipt of the communication.

Corporate Governance

We intend to seek additional members for our Board of Directors. In evaluating director nominees, we will consider the following factors:

●	The appropriate size of the Board;
●	Our needs with respect to the particular talents and experience of our directors;
●	The knowledge, skills and experience of nominees;
●	Experience with accounting rules and practices; and
●	The nominees’ other commitments.

Our goal is to assemble a Board of Directors that brings us a variety of perspectives and skills derived from high quality business, professional and personal experience. Other than the foregoing, there are no stated minimum criteria for director nominees.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the cash and non-cash compensation awarded to or earned by: (i) each individual who served as the principal executive officer and principal financial officer of the Company during the years ended December 31, 2019 and 2018; and (ii) each other individual that served as an executive officer of the Company at the conclusion of the years ended December 31, 2019,and 2018 and who received more than $100,000 in the form of salary and bonus during such year. For purposes of this report, these individuals are collectively the “named executive officers” of our Company.

Name and Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-equity Incentive Plan Compensation	Non-qualified Deferred Compensation Earnings	All Other Compensation	Total
George A. Sharp	2019	$140,000	0	0	0	0	0	0	$140,000
Chairman, President and	2018	$0	0	0	0	0	0	0	$0

(1)	George A. Sharp has accrued this salary. No salary has yet been paid to him.

Our non-employee directors receive $300 per month and may be granted stock as bonus compensation from time to time. Leonard J. Harris, our only non-employee director, accrued $300 per month during the years ended December 31, 2019 and 2018. We do not have a compensation committee. Compensation for our directors and officers is determined by our Board of Directors.

Executive Officer Compensation

George A. Sharp is currently a consultant to the Company and intends to become a full-time employee upon the closing of the Offering at an annual salary of $240,000 and with customary terms for executive employment agreements.

Stock Option Plan

We do not have a stock option plan but expect that our Board of Directors will adopt one following the closing of this Offering. The Plan will be intended to promote the interests of the Company by providing eligible persons with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Company as an incentive for them to remain in the service of the Company. We expect the maximum number of shares available to be issued under the Plan to be 30,000,000 shares, subject to adjustments for any stock splits, stock dividends or other specified adjustments which may take place in the future.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Except as described herein (or within the section entitled Executive Compensation of this Offering Circular) none of the following parties (each a “Related Party”) has, in our fiscal years ended 2019 and 2018 or the current fiscal year, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

●	any of our directors or officers;
●	any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock; or
●	any member of the immediate family (including spouse, parents, children, siblings and in- laws) of any of the above persons.

SEC rules require us to disclose any transaction or currently proposed transaction in which we were a participant and in which any related person has or will have a direct or indirect material interest involving the lesser of $120,000 or 1% of the average of our total assets as of the end of last two completed fiscal years. A related person is any executive officer, director, nominee for director, or holder of 5% or more of our Common Stock, or an immediate family member of any of those persons.

The following is a description of transactions since January 1, 2018 to which we have been a party, in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than 5% of the Company’s pre-split shares of common stock or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest, other than compensation and other arrangements that are described in the section titled “Executive Compensation.” The following description is historical and has not been adjusted to give effect to the Exchange.

Loans from Related Parties

During the year ended December 31, 2019, the Company repaid $500 of loans by George A. Sharp through the issuance of issued 300,000 Series D preferred shares of the Company to George A. Sharp.

Policies and Procedures for Related Party Transactions

Our Board of Directors intends to adopt a written related person transaction policy, to set forth the policies and procedures for the review and approval or ratification of related person transactions. This policy will cover, with certain exceptions set forth in Item 404 of Regulation S-K promulgated under the Exchange Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds or will exceed the lesser of $120,000 or 1% of the average of the Company’s total assets as of the end of the last two completed fiscal years and a related person had, has or will have a direct or indirect material interest, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

Set forth below is certain information regarding our executive officers and directors. Each of the directors listed below was elected to our Board of Directors to serve until our next annual meeting of stockholders or until his or her successor is elected and qualified. All directors hold office for one-year terms until the election and qualification of their successors. The following table sets forth information regarding the members of our Board of Directors and our executive officers:

The following tables set forth certain information regarding the beneficial ownership of our Common Stock as the date of this Report by (i) each person who, to our knowledge, owns more than 5% of our Common Stock; (ii) each of our directors and executive officers; and (iii) all of our executive officers and directors as a group. Unless otherwise indicated in the footnotes to the following tables, each person named in the table has sole voting and investment power. The address of each of the directors and executive officers listed below is c/o Forwardly, Inc., 1022 Nevada Highway, Boulder City NV 89005; Tel: (702) 840-4433.

For purposes of this table, 269,073,696 post-split shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of the date of this report are deemed outstanding.

Class of Securities	Name and Address	# of Common Shares	% of Class
Common	George A. Sharp(1)(2)	378,343,024	58%
Common	Leonard Jack Harris(1)	0	0%

Common	All Officers and Directors as a Group (two persons)	378,343,024	58%

(1)	Officer and/or director of the Company.
(2)	George A. Sharp owns 300,000 shares of Series D preferred stock. Each share of Series D preferred stock converts to 10,000 pre-split or 1,250 post-split shares of common stock and votes on as-converted basis with the holders of common stock equal on all matters submitted to a vote of the stockholders.

DIVIDEND POLICY

We have not declared nor paid any cash dividend on our Common Stock, and we currently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on our Common Stock will be made by our board of directors, in their discretion, and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors considers significant.

SECURITIES BEING OFFERED

Authorized Capital Stock

Our authorized capital stock consists of 1,360,000,000 shares of common stock, par value $0.001 per share, and 35,500,000 shares of “blank check” preferred stock, par value $0.001 per share. As of March 31, 2020, there were 269,073,696 shares of common stock issued and outstanding and 2,321,412 shares of preferred stock issued or outstanding.

Issued and Outstanding Capital Stock

Our issued and outstanding securities on the date of this Offering Circular are as follows:

•	269,073,696 post-split shares of common stock;

•	2,321,412 shares of preferred stock in Series A, B and D as described below; and

•	46,875,000 warrants to purchase Common Stock.

Description of Common Stock

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy. Except as otherwise provided by law, amendments to the articles of incorporation generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of common stock. Our Articles of Incorporation do not provide for cumulative voting in the election of directors. The common stockholders will be entitled to such cash dividends as may be declared from time to time by the Board from funds available. Upon liquidation, dissolution or winding up of the Company, the common stockholders will be entitled to receive pro rata all assets available for distribution to such holders.

Description of Preferred Stock

We are authorized to issue up to 35,500,000 shares of preferred stock, par value $0.001 per share. The following is the class of preferred stock our Board has designated, the number of issued and outstanding shares of that series, the number of voting rights of that series of preferred and the number of shares of our Common Stock into which it converts:

Class of Preferred	Issued and Outstanding	Voting Rights	Conversion Rights
Series A	521,412	521,412	521,412
Series B	1,500,000	1,500,000	1,500,000
Series C	0	5,000,000	5,000,000
Series D	300,000	375,000,000	375,000,000

All shares of the designated and the undesignated preferred stock are issuable on such other terms and conditions as the Board may determine at or prior to issuance, without further action of the stockholders. Such preferred shares may be issued in series, convertible into shares of common stock, redeemable by the Company and entitled to cumulative dividends. Other terms and conditions may be imposed at the time of issuance. Should some or all of the outstanding or future issues of any convertible preferred stock be exchanged for shares of common stock, the resulting increase in the number of issued and outstanding common stock may or may not have a depressive effect on the market value of our Common Stock.

Unless specifically issued without such rights, the holders of preferred stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. Future issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede an acquisition or other business combination by including class voting rights that would enable the holder to block such a transaction or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of our Common Stock.

Although our Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of our shareholders, our Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the shareholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or stock exchange rules. We have no present plans to issue any additional shares of preferred stock.

Warrants

We issued 46,875,000 warrants in connection with the issuance of $300,000 in 12 month convertible notes issued in August and September 2019 bearing annual interest of 15% that are convertible into shares of our common stock at $.0032 per share. These warrants have a three-year term and are exercisable into Common Stock at a strike price of $0.0064 per share.

Transfer Agent

The stock transfer agent for our securities is Madison Stock Transfer Inc. in Brooklyn, NY.

Plan of Distribution

We are offering up to 150,000,000 shares of our Common Stock, as described in this Offering Circular. The Company is selling securities directly to participants in this Offering in a self-underwriting.

Expenses

We are responsible for all Offering expenses, including the following: (i) fees and disbursements of our legal counsel, accountants, and other professionals we engage; (ii) fees and expenses incurred in the production of Offering documents, including design, printing, photograph, and written material procurement costs; (iii) all filing fees, including those charged by the Financial Industry Regulatory Authority (“FINRA”); (iv) all of the legal fees related to FINRA clearance; and (v) our transportation, accommodation, and other roadshow expenses.

Assuming that the full amount of the Offering is raised, we estimate that the expenses of the Offering payable by us will be approximately $80,000.

Selling Stockholders

No securities are being sold for the account of stockholders; the Company will receive all the net proceeds of this Offering.

Investors’ Tender of Funds

After the Offering Statement has been qualified by the SEC we expect to close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Upon closing, funds tendered by investors will be made available to us for our use.

To invest, you will subscribe to this Offering through the Company and agree to the terms of this Offering, Subscription Agreement and any other relevant exhibit attached thereto. Payment for our Common Stock by the subscriber shall be through ACH electronic transfer, wire transfer of immediately available funds, deposit check or other means approved by the Company prior to the applicable closing.

In the event that it takes some time for us to raise funds in this Offering, we will rely on additional bridge financings.

Other Selling Restrictions

Other than in the United States, no action has been taken by us that would permit a public offering of our Common Stock in any jurisdiction where action for that purpose is required. Our common stock may not be offered or sold, directly or indirectly, nor may this Offering Circular or any other Offering material or advertisements in connection with the offer and sale of shares of our Common Stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this Offering Circular comes are advised to inform themselves about and to observe any restrictions relating to this Offering and the distribution of this Offering Circular. This Offering Circular does not constitute an offer to sell or a solicitation of an offer to buy our Common Stock in any jurisdiction in which such an offer or solicitation would be unlawful.

LEGAL MATTERS

We have received an opinion from Fennemore Craig, P.C., Reno, Nevada, regarding the validity of our shares of Common Stock to be offered pursuant to Nevada law.

PART F/S

FORWARDLY, INC. (FORMERLY GUARD DOG, INC.)

BALANCE SHEETS (UNAUDITED)

	December 31, 2019	December 31, 2018
ASSETS
CURRENT ASSETS
Cash	$225,543	$-

Total current assets	225,543	-
NON-CURRENT ASSETS
Other assets	-	-
Total non-current assets	-	-
TOTAL ASSETS	$225,543	$-

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable	$33,275	$7,200
Accrued expenses	121,800	-
Accrued interest	14,959	-
Convertible notes payable, net of discount	214,604	-
Total current liabilities	384,638	7,200

Total liabilities	384,638	7,200

STOCKHOLDERS’ EQUITY (DEFICIT)

Series A Preferred stock, par value $0.001; 24,000,000 shares authorized; 521,413 issued and outstanding as of December 31, 2019 and December 31, 2018, respectively	521	521
Series B Preferred stock, par value $0.001; 1,500,000 shares authorized; 123,478 issued and outstanding as of December 31, 2019 and December 31, 2018, respectively	123	123
Series C Preferred stock, par value $0.001; 5,000,000 shares authorized; 5,000,000 issued and outstanding as of December 31, 2019 and December 31, 2018, respectively	5,000	5,000
Series D Preferred stock, par value $0.001; 5,000,000 shares authorized; 300,000 and 0 issued and outstanding as of December 31, 2019 and December 31, 2018, respectively	300	300

Common stock, par value $0.001; 1,360,000,000 shares authorized, 269,074,346 shares issued and outstanding as of December 31, 2019 and 279,073,696 shares issued and outstanding as of December 31, 2018	269,074	279,074
Additional paid in capital	2,089,391	2,078,891
Accumulated deficit	(2,523,504)	(2,245,734)
Total stockholders’ equity (deficit)	(159,095)	118,175
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$225,543	$-

See notes to financial statements.

FORWARDLY, INC. (FORMERLY GUARD DOG, INC.)

STATEMENTS OF OPERATIONS (UNAUDITED)

YEARS ENDED DECEMBER 31, 2019 AND 2018

	2019	2018
REVENUES	$-	$-

COST OF REVENUES	-	-

GROSS PROFIT	-	-
OPERATING EXPENSES:
Depreciation, amortization, and impairment	-	-
Professional fees	191,010	-
Rent expense	1,584	-
Travel	1,969	-
General and administrative	28,269	84,770
Total operating expenses	222,832	84,770
Loss from operations before other expenses	(222,832)	(84,770)

OTHER INCOME (EXPENSE):
Interest expense, net of interest income	(54,938)	(-)
Total other income	(-)	-
LOSS FROM CONTINUING OPERATIONS BEFORE PROVISION FOR INCOME TAXES	(277,770)	(84,770)
PROVISION FOR INCOME TAXES	(-)	(-)
NET LOSS	$(277,770)	$(84,770)

NET LOSS PER SHARE
Basic and diluted	$(0.001)	$(0.0002)

SHARES USED IN CALCULATION OF NET LOSS PER SHARE
Basic and diluted	269,074,346	348,550,450

See notes to financial statements.

FORWARDLY, INC. (FORMERLY GUARD DOG, INC.)

STATEMENTS OF CASH FLOWS (UNAUDITED)

YEARS ENDED DECEMBER 31, 2019 AND 2018

	2019	2018
Cash flows from operating activities:
Net loss	$(277.770)	$(84,770)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, amortization and impairment	-	-
Amortization of debt discount	39,979	-

Changes in assets and liabilities
Other assets	-	-
Accrued interest	14,959	-
Accounts payable and accrued expenses	147,875	84,520
Net cash used in operating activities	(74,957)	(250)

Cash flows from financing activities:
Proceeds from issuance of preferred stock	500	-
Proceeds from convertible notes payable	300,000	-
Repayments of convertible notes payable	-	-
Net cash provided by financing activities	300,500	-
NET INCREASE (DECREASE) IN CASH	225,543	(250)
Cash - beginning of period	-	250
Cash - end of period	$225,543	$-

SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

SUMMARY OF NONCASH ACTIVITIES:
Warrants issued with convertible debt recorded as debt discount	$124,430	$-
Cancelation of common shares	$10,000	$18,750
Conversion of notes payable for common stock	$-	$6,185

See notes to financial statements.

FORWARDLY, INC. (FORMERLY GUARD DOG, INC.)

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT) (UNAUDITED)

YEARS ENDED DECEMBER 31, 2019 AND 2018

	Preferred		Common		Additional	Accumulated
	Shares	Amount	Shares	Amount	Paid-In Capital	Deficit	Total
Balances at January 1, 2018	5,644,891	5,644	297,823,696	$297,824	$1,790,441	$(2,160,964)	$(67,055)

Share cancellation			(18,750,000)	(18,750)	18,750	-	-
Adjustment from prior year	-	-	-	-	-	-	(125,375)
Conversion of debt	300,000	300	-	-	269,700	-	270,000
Net loss for the period			-	-	-	(84,770)	(84,770)

Balances at December 31, 2018	5,944,891	5,944	279,073,696	279,074	2,078,891	(2,245,734)	(7,200)

Share cancellation			(10,000,000)	(10,000)	10,000	-	-
Conversion of shares	(300,000)	(300)	375,000,000	375,000	(374,700)	-	-
Share cancellation	-	-	(375,000,000)	(375,000)	375,000	-	-
Shares issued for cash	300,000	300	-	-	200	-	500
Fractional shares	-	-	650	-	-	-	-
Net loss for the period			-	-	-	(277,770)	(277,770)

Balances at December 31, 2019	5,944,891	5,944	269,074,346	$269,074	$2,089,391	$(2,523,504)	$(159,095)

See notes to financial statements.

 FORWARDLY, INC. (FORMERLY GUARD DOG, INC.)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019

NOTE 1- NATURE OF OPERATIONS

Nature of Operations

Forwardly, Inc. (the “Company”) was incorporated in the State of Nevada in September 27, 2005. The Company is a holding company organized with a goal of investing, acquiring and managing a diversified portfolio of profitable, growth-oriented companies.

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These financial statements are presented as unaudited and in United States dollars and have been prepared in accordance with generally accepted accounting principles in the United States of America. The Company believes that these financial statements present fairly, in all material respects, the financial position of the Company and the results of its operations and cash flows for the periods presented.

The Company has a calendar year-end accounting period.

NOTE 3-STOCKHOLDERS’ EQUITY (DEFICIT

During the Company’s fiscal fourth quarter of 2019, they became aware of some inconsistencies with respect to the approvals of prior amendments to their corporate charter and executed a series of amendments to these to rectify those inconsistencies. As a result, from the period October 14, 2019 through January 15, 2020, the Company executed the following transactions:

(a)	An increase to the authorized common shares from 2,430,500,000 shares to 5,964,500,000 shares;

(b)	Conversion of the 300,000 Series D Preferred Shares to 3,000,000,000 common shares;

(c)	Execution of a series of votes for the following: (1) Name Change to Forwardly, Inc.; (2) Reverse split the common stock on a 1-for-8 basis; (3) Reduce the authorized common stock from 5,964,500 shares to 303,812,500 shares and then increased to 1,360,000,000 shares where it stands today;

(d)	Cancel the 3,000,000,000 common shares prior to the change in authorized and reverse split took effect;

(e)	Issue 300,000 Series D Preferred Shares to the Company’s CEO for $500.

These changes took effect through January 15, 2020, however the Company’s balance sheet as of December 31, 2019 reflect these changes as they were approved prior to December 31, 2019. The Company’s current capitalization is 1,360,000,000 common shares with a par value of $.001 per share; 1,500,000 Series A preferred shares with a par value of $.001; 1,500,000 Series B preferred shares with a par value of $.0001; 5,000,000 Series C preferred shares with a par value of $.001; and 5,000,000 Series D preferred shares with a par value of $.001.

The Company has not issued any shares since 2014 prior to the above transactions taking place. In October 2018, the Company canceled 18,750,000 shares of common stock that were issued to an accredited investor. In January 2019, the Company canceled 10,000,000 shares of common stock.

In connection with the issuance of convertible secured promissory notes, the Company granted 46,875,000 warrants that are convertible at a price of $0.0064 per share into common stock. The warrants have a three-year term.

NOTE 4 – NOTES PAYABLE

In the year ended December 31, 2017, the Company had a note payable in the amount of $270,000 to Mr. Vic Devlaeminck that was due on demand and was interest free. Mr. Devlaeminck was the Company’s legal counsel, however he is not a related party. In October 2018, this was converted into 300,000 shares of Preferred Stock Series D, and subsequently sold to a third party in a private transaction.

NOTE 5 – CONVERTIBLE PROMISSORY NOTES

The Company entered into promissory notes as follows as of December 31, 2019 and December 31, 2018:

	December 31, 2019		December 31, 2018
	Principal	Accrued Interest	Principal	Accrued Interest
August through September 2019 $300,000 Notes convertible into common stock at $0.0032 per share, 15% interest, due one year from issuance (August through September 2020) with issuance of 46,875,000 warrants with a term of three-years and an exercise price of $0.0064 per share	$300,000	$14,959	$-	-

Total Convertible Notes Payable, Net	$300,000	$14,959	$-	$-
Less: Debt Discount	(85,396)	-	-	-
	$214,604	$14,959	$-	$-

Interest expense for the year ended December 31, 2019 and accrued at December 31, 2019 on the convertible notes payable amounted to $14,959. Amortization of the debt discount for the year ended December 31, 2019 was $39,979.

NOTE 6 – COMMITMENT

The Company and Starsona Inc. (“Starsona”), a Delaware corporation entered into a non-exclusive letter of intent (“LOI”) on June 21, 2019. In accordance with the LOI, the Company and Starsona will enter into a negotiation period through August 23, 2019 at which time, if the parties agree will enter into a definitive agreement, whereby the Company will endeavor to acquire equity in Starsona in exchange for an aggregate cash investment of $10,250,000, on a best efforts basis. The parties understand that the investment must be raised by the Company through an offering of its own equity to the public. As the LOI is non-exclusive, the Company will have the right to match the terms of any investment agreement for over $2,000,000 that Starsona enters into with third parties, provided that, (a) the third party investment agreement is entered into during the negotiation period; (b) the Company’s investment is on substantially similar terms; and (c) the parties execute the definitive agreement by the end of the negotiation period. The LOI will terminate upon either mutual written consent of both Starsona and the Company; or the expiration of the negotiation period.

NOTE 7 – SUBSEQUENT EVENT

The reverse stock split of the common shares noted in Note 3 was effective January 15, 2020.

During the three months ended March 31, 2020, our operating activities primarily consisted payments or accruals for directors and consultants for services and administration and the amortization of the debt discount, offset by our net loss.

INDEX TO EXHIBITS

The following exhibits are filed with this Offering Circular:

Exhibit	Description

3.1	Articles of Incorporation, as amended

3.2	Certificates of Amendment to the Articles of Incorporation

3.3	Bylaws

4.1	Series A Certificate of Designation

4.2	Series B Certificate of Designation

4.3	Series C Certificate of Designation

4.4	Series D Certificate of Designation

5.1	Opinion of Fennemore Craig, P.C. as to the legality of the securities being qualified

6.1	Subscription Agreement

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boulder City, Nevada, on June 12, 2020.

Forwardly, Inc.

/s/ George A. Sharp
By George A. Sharp, President and Chief Executive Officer

This Offering Statement has been signed by the following person in the capacities and on the date indicated.

Signature	Title	Date

/s/ George A. Sharp	CEO (Principal Executive	June 12, 2020
George A. Sharp	Officer) and Director

/s/ Leonard J. Harris	Director	June 12, 2020
Leonard J. Harris